*** Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement will be filed separately with the Securities and Exchange Commission.
Exhibit 10.8
AMENDED AND RESTATED PGP STORAGE LEASE
     This is an Amended and Restated Storage Lease (the “Lease”) between Mont Belvieu Caverns, LLC (“Lessor”) and Enterprise Products Operating L.P. (“Lessee”).
RECITALS:
     A. Enterprise Products Texas Operating L.P. (“EPD Texas OLP”) and Diamond-Koch, L.P. entered into that certain RGP Storage Lease dated as of January 7, 2002 (the “Original Storage Agreement”);
     B. Lessee entered into that certain Asset Purchase and Sale Agreement with Diamond-Koch, L.P., D-K Diamond-Koch, L.L.C. and Diamond-Koch III, L.P., dated as of January 31, 2002 (the “Purchase Agreement”);
     C. In connection with the Purchase Agreement, Diamond-Koch, L.P. assigned its rights as “Lessee” under the Original Storage Agreement to Lessee.;
     D. On September 25, 2002, Lessee and EPD Texas OLP entered into an amendment to the Original Storage Agreement;
     E. Lessee entered into a Contribution, Conveyance and Assumption Agreement by and among Enterprise Products OLPGP, Inc., EPD Texas OLP and Mont Belvieu Caverns, LLC dated as of January 23, 2007 (“Contribution Agreement”); and
     F. In connection with the Contribution Agreement, EPD Texas OLP assigned its rights as “Lessor” under the Original Storage Agreement to Lessor.
1. Term; Quantity; Product
For a term commencing February 1, 2007, and ending December 31, 2011 (the “Primary Term”), Lessor leases to Lessee one (1) underground storage well, commonly known as Well *** (the “Well”), for storage of polymer grade propylene (referred to as “Product” in this Lease) at Lessor’s underground storage facility, located near Interstate 10 and State Highway 146 at Mont Belvieu, Texas, subject to the terms, provisions, and conditions contained herein. Lessee may, at its option, extend the term of this Lease for one ten (10) year term (the ‘“Renewal Term”) by providing Lessor with written notice of its intent to renew at least one hundred eighty (180) days in advance of the expiration of the Primary Term. The Primary Term, together with any exercised Renewal Term, are sometimes collectively referred to herein as the “Term.”
For purposes of this Lease, a “barrel” of Product is equal to 42 U.S. gallons of equivalent liquid volume at 60° Fahrenheit.

2. Lessor’s Facilities.
The Well is connected to Lessee’s Product header system (the “Delivery Point”). All Product delivered by Lessee into storage or by Lessor out of storage must be delivered by pipeline to the Delivery Point, and all such deliveries shall be deemed a delivery into or out of storage for the purposes of computing all applicable charges under this Lease.
In the event of damage to the Well by fire or other casualty, which damages render the Well incapable of storing Product, Lessor shall be under no obligation to rebuild the damaged Well or any facilities appurtenant to it to the extent it is not commercially reasonable to do so. Lessee shall be immediately notified of any such damage and Lessor shall keep Lessee informed of Lessor’s plans with respect to rebuilding or repair or with respect to providing the alternatives provided for below. In the event of damages making it commercially unreasonable to rebuild, Lessor may (subject to the remainder of this paragraph) terminate this Lease; provided, that Lessor shall take commercially reasonable steps as soon as commercially practicable at Lessor’s cost and expense to make an alternate well available to Lessee (which shall thereafter become the “Well” hereunder) to provide Lessee with substantially the same receipt and redelivery capabilities as Lessee had prior to such damage. As between Lessor and Lessee, control of Lessor’s facilities will rest exclusively with Lessor.
3. Product Specifications.
Product delivered by Lessee into storage or by Lessor from storage must meet Lessee’s specifications set out in Exhibit “A” attached hereto and incorporated herein by this reference. These specifications may be amended by Lessee at any time during the Term, with Lessor’s consent, which consent shall not be unreasonably withheld.
4. Product Deliveries and Receipts.
It shall be Lessee’s responsibility to make all arrangements necessary to deliver Product for storage and to receive Product from storage at the Delivery Point, and to pay any charges imposed by any party (other than Lessor or its Affiliates) for the collection, transfer, and injection of Lessee’s Product, if any, to or from the Delivery Point The flow rates into and out of storage are subject to Lessor’s scheduling and operational restrictions.
5. Delivery Restrictions; Allocation.
If Lessor’s scheduling or operational restrictions will not permit all of the customers (including Lessor) storing any types of products hi any of Lessor’s storage wells to deliver or receive the volumes of Product requested, then Lessor may allocate among such customers Lessor’s available flow rates in a fair and equitable manner.
6. Sampling.
Lessor shall have the right (but not the obligation) to sample all Product to be delivered for storage and may, notwithstanding any other provision hereof, refuse to accept delivery of any Product if the Product does not meet the specifications provided for in Section 3 of this Lease or, if in Lessor’s opinion, satisfactory control of Product specifications will not be maintained during delivery. At Lessor’s request, Lessee shall provide Lessor access to the Product to be delivered for the purpose of sampling and provide Lessor representative samples of such Product.
7. Product Measurement.
Measurement of Product into and out of storage shall be made in barrels using metering facilities of Lessee. Lessee, at its expense, shall operate and maintain the metering facilities for the measurement of Product into and out of storage. The measurement facilities used shall be of a standard type generally accepted in the industry and the methods of measurement shall be generally accepted in the industry. Lessor or its representative may witness any or all meter provings and otherwise inspect the measurement equipment and will be provided access to Lessee’s metering facilities for that purpose. All Product gains and losses incurred while the product is under Lessor’s control shall be for the account of Lessee except as noted in Section 14. Lessee shall promptly print and furnish Lessor with a report showing the volume of Product delivered and withdrawn during the preceding day, and shall also provide Lessor with a monthly summary of such deliveries and receipts. In order to assist Lessor in the management of its brine supply balances, Lessee will submit to Lessor a) by the fifteenth (15th) day of each month an estimated written forecast of the anticipated receipts and deliveries of Product for the following month and b) by the third (3rd) working day of each month, a firm written forecast of the anticipated receipts and deliveries of Product for the then current month.
8. Title; Risk of Loss.
Title to Lessee’s Product shall remain at all times with Lessee, Lessor shall be responsible for the loss of or damage to such Product only when and to the extent such loss or damage is determined through adjudication by a court of competent jurisdiction to have been directly caused by the negligence or willful misconduct of Lessor, its employees and agents.
9. Storage Fees.
Lessee agrees to pay Lessor for the storage, handling, and services of Lessor an annual rental as set forth in Exhibit “B” attached hereto and incorporated herein by this reference. All of Lessee’s Product must be removed from storage no later than the last day of the terra of this Lease, subject to the payment of accrued rental and other charges and the other terms, provisions, and conditions of this Lease. Other than the annual rental contained in Exhibit B and fees for alternate storage during Workover Periods as provided for in paragraph 10, Lessee shall not be responsible for any additional fees for the services provided by Lessor, including but not limited to throughput or excess storage fees. In lieu of annual rental payable during the Term, the rate for storage of any Product remaining in storage past the last day of the term of this Lease shall be *** ($***) per barrel per month or any portion thereof, payable in advance on the first day of each month in the same manner and at the same place as set forth in Section 12.
10. Well Workovers.
Notwithstanding anything to the contrary in this Lease, once every five (5) years (unless otherwise required more often under applicable law, rule, or regulation), Lessor may designate a period of time as it or its contractors may reasonably require (“Workover Period”) during which

Lessor shall have the opportunity to inspect the Well, and to conduct any other operations as may be required by applicable law, rule, or regulation. Accordingly, Lessee shall cause all of its Product to be removed from the Well at issue prior to the first day of such Workover Period. Lessor shall make a reasonable effort to provide Lessee with as much advance notice as possible of the upcoming workover and need to empty the Well, and to coordinate with Lessee (or Lessee’s designated representative) the scheduling of such Workover Period. If requested by Lessee, Lessor shall make reasonable efforts, at Lessee’s sole cost, to make alternate storage for Product available to Lessee during such Workover Period for storage charges payable by Lessee to Lessor that are, in Lessor’s reasonable judgment, substantially in accordance with the storage charges then being charged by Lessor to its olefin storage customers. Lessee shall not be required to lease alternate storage for a period in excess of the Workover Period.
11. Taxes.
Lessee shall pay all taxes, if any, levied or assessed on the Product stored hereunder. In the event it becomes necessary for Lessor to pay any such tax, Lessee shall immediately reimburse Lessor for such amount upon receipt of notice of payment.
12. Payment Terms.
The total annual rental for storage is payable in equal monthly installments during the Term, each of which installments is due and payable in advance by Lessee at Lessor’s address set forth on the face of each invoice on or before the first day of each month. Lessor will invoice Lessee each month for monthly rentals during the Term.
13. Lessor’s Lien.
Lessor shall have a lien on all Product of Lessee stored hereunder to cover any accrued and unpaid amounts payable hereunder and may withhold delivery of any such Product until such accrued and unpaid amounts are paid. If any such amounts remain unpaid for more than thirty (30) days after they accrue, Lessor may sell said Product at a public auction at the offices of Lessor in Houston, Harris County, Texas, on any day not a legal holiday and not less than forty-eight (48) hours after publication of notice in a daily newspaper of general circulation published in Baytown, Texas, said notice giving the time and place of the sale and the quantity and Product to be sold. Lessor may be a bidder and a purchaser at such sale. From the proceeds of such sale, Lessor may pay itself all charges lawfully accruing and all expenses of such sale, and the net balance may be held for whomsoever may be lawfully entitled thereto.
14. Product Losses.
Product is not insured by Lessor against loss or damage however caused, and any insurance thereon must be provided and paid for by Lessee. Lessor’s liability, if any, for loss or damages to the stored Product shall be limited to the market value of Product as determined by the highest price published for Polymer Grade Propylene weighted average spot transacted price reported in the last issue of the month in which the Product was delivered of Chemical Marketing Associates Inc.’s Monomers Market Report, or at Lessor’s option, replacement of such lost or damaged Product in kind; provided, however, should Lessee purchase property/casualty insurance to cover such storage risk of loss or damage, however, caused, then Lessee shall cause each of its insurers to waive its rights of subrogation and, for itself, waive rights of recovery of any self-funded retentions and/or deductibles against Lessor, its affiliates, employees and agents.
15. Force Majeure.
In addition to the provisions of Section 8, Lessor shall not be responsible to Lessee for any loss of Lessee’s Product resulting directly or indirectly from acts of God or other causes beyond the reasonable control of Lessor, or for any loss to Lessee resulting from delays in returning Lessee’s Product when requested, or for failure of Lessor to perform its obligations hereunder, due, directly or indirectly to Force Majeure.
As used in this Section 15, “Force Majeure” means acts of God; storm; earthquake; accidents; acts of the public enemy or terrorists, including threats thereof; malicious mischief; emergency or scheduling and operational restrictions; rebellion; insurrections; sabotage; invasion; epidemic; strikes; lockouts or other industrial disturbances; war, declared or undeclared; riot or civil commotion; wind; hurricane; hail; lightning; fire; flood; explosion; compliance with acts, rules, regulations, or orders of federal, state, or local government, any agency thereof or other authority having or purporting to have jurisdiction; mechanical failures or similar causes not within Lessor’s reasonable control and not due to Lessor’s fault or negligence. If the duration of any Force Majeure event lasts longer than thirty (30) days, the fees provided for under Sections 9 and 10 of this Lease shall be suspended starting after the thirty (30) days has passed until the Force Majeure condition is corrected, and if the Force Majeure condition continues for one hundred twenty (120) days, either party, on sixty (60) days prior written notice (given on or after expiration of such one hundred twenty (120) day period) may terminate this Lease; provided that if the Force Majeure condition only partially prevents Lessor’s performance hereunder, such fees shall only be reduced in an amount that is proportional to the degree to which Lessor’s performance hereunder is prevented by the Force Majeure condition, and this Lease shall not be subject to termination on account thereof. Lessor will work expeditiously to correct any Force Majeure condition. The term of this Lease shall not be extended by the duration of any Force Majeure. When claiming Force Majeure, Lessor shall notify Lessee immediately by telephone, and confirm same in writing, giving reasonable detail regarding the type of Force Majeure and its estimated duration. The settlement of differences with workers shall be entirely within the Lessor’s discretion.
16. Indemnity.
REGARDLESS OF THE LEGAL THEORY OR THEORIES ALLEGED INCLUDING WITHOUT LIMITATION, THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT) OF ANY THIRD PARTY, LESSEE HEREBY AGREES TO INDEMNIFY, DEFEND, AND SAVE HARMLESS LESSOR, ITS PARENT COMPANY PARTNERS (GENERAL OR LIMITED), MEMBERS, SUBSIDIARIES, AFFILIATES, SUCCESSORS, AND ASSIGNS, INCLUDING ANY OFFICER, DIRECTOR, EMPLOYEE, OR AGENT OF ANY SUCH ENTITY (HEREINAFTER COLLECTIVELY CALLED “INDEMNITEE”) FROM AND AGAINST ANY CLAIM, DEMAND, CAUSE OF ACTION, DAMAGE, FINE, PENALTY, LOSS, JUDGMENT, OR EXPENSE OF ANY KIND OF ANY PARTY (HEREINAFTER COLLECTIVELY CALLED

“LIABILITY”) INCLUDING ANY EXPENSES OF LITIGATION, COURT COSTS, AND REASONABLE ATTORNEY’S FEES, RESULTING FROM, ARISING OUT OF OR CAUSED BY THE DELIVERY OR RECEIPT OF ANY PRODUCT BY LESSEE OR LESSEE’S AGENT, CONTRACTOR, OR CARRIER WHICH IS CONTAMINATED ALLEGED TO BE CONTAMINATED OR OTHERWISE FAILS TO MEET THE SPECIFICATIONS SET FORTH HEREIN OR CAUSES OR IS ALLEGED TO HAVE CAUSED PROPERTY DAMAGE, INCLUDING ENVIRONMENTAL DAMAGES OR INJURY OR DEATH TO LESSOR, INDEMNITEE OR THIRD PARTIES, EXCEPT TO THE EXTENT SUCH LIABILITY IS DIRECTLY CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE, LESSOR AGREES TO INDEMNIFY, DEFEND, AND SAVE HARMLESS LESSEE FROM CLAIMS OR DEMANDS OF THIRD PARTIES FOR INJURIES OR DAMAGES RESULTING FROM LESSOR’S OPERATIONS IN THE STORAGE AND HANDLING OF PRODUCT WHILE THE SAME IS IN LESSOR’S CUSTODY OR CONTROL INCLUDING, WITHOUT LIMITATION, THAT PORTION OF ANY CLAIMS OR DEMANDS ATTRIBUTABLE TO LESSOR WHICH IS CAUSED BY THE NEGLIGENCE OF LESSOR, ITS AGENTS OR EMPLOYEES JOINTLY OR CONCURRENTLY WITH THE NEGLIGENCE OF LESSEE, ITS AGENTS, EMPLOYEES, OR REPRESENTATIVES, OR A THIRD PARTY.
17. Claims; Limitations.
Notice of claims by Lessee for any liability, loss, damage, or expense arising out of this Lease must be made to Lessor in writing within ninety-one (91) days after the same shall have accrued. Such claims, folly amplified, must be filed with Lessor within said ninety-one (91) days and unless so made and filed, Lessor shall be wholly released and discharged therefrom and shall not be liable therefor in any court of justice. No suit at law or in equity shall be maintained upon any claim unless instituted within two (2) years and one (1) day after the cause of action accrued. There are no third-party beneficiaries of this Lease.
IN NO EVENT SHALL LESSOR OR LESSEE BE LIABLE TO THE OTHER FOR ANY PROSPECTIVE OR SPECULATIVE PROFITS, OR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, STRICT LIABILITY, OR NEGLIGENCE, OR IN ANY OTHER MANNER ARISING OUT OF THIS LEASE, AND EACH OF LESSOR AND LESSEE HEREBY RELEASES THE OTHER FROM ANY CLAIM THEREFOR.
18. Notice.
All notices, demands, requests, and other communications necessary to be given hereunder shall be in writing and deemed given if personally delivered, forwarded by facsimile (with proof of transmission and answer-back capability), or mailed by either certified mail, return-receipt requested, or sent by recognized overnight carrier to the respective party at its address below:

If to Lessor:

Mont Belvieu Caverns, LLC
P.O. Box 4324
Houston, Texas 77210-4324
Attn: Director – Hydrocarbon Storage
Telephone: (713) 381-6554
Fax: (713) 381-6960

If to Lessee:

Enterprise Products Operating L.P.
P. O. Box 4324
Houston, Texas 77210-4324
Attn: Director – Vice President Petrochemical
Telephone: (713) 381-6510
Fax: (713) 381-6655
19. Assignment/Sublease.
Neither party shall assign any portion of its rights or obligations under this Lease without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, either party may assign or sublease this Lease to its parent corporation, a subsidiary, or a wholly-owned affiliate, without the consent of the other party, provided that it remains primarily obligated hereunder. This Lease shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.
20. Rules and Regulations.
This Lease and the provisions hereof shall be subject to all applicable state and federal laws and to all applicable rules, regulations, orders, and directives of any governmental authority, agency, commission, or regulatory body in connection with any and all matters or things under or incident to this Lease.
21. Entire Agreement
This Lease embodies the entire agreement between Lessor and Lessee and there are no promises, assurances, terms, conditions, or obligations, whether by precedent or otherwise, other than those contained herein. No variation, modification, or reformation hereof shall be deemed valid until reduced to writing and signed by the parties hereto.
22. Governing Law.
This Lease shall be governed, construed, and enforced in accordance with the laws of the State of Texas irrespective of the residence, place of business, or domicile of the parties hereto or the place of execution by any party hereto.

23. Default.
A party will be in default if it: (a) breaches this Lease, and the breach is not cured within thirty (30) days receiving written notice of such default (or alleged default) from the other party specifying the nature of the breach; (b) becomes insolvent; or (c) files or has filed against it a petition in bankruptcy, for reorganization, or for appointment of a receiver or trustee. In the event of default, the non-defaulting party may terminate this Lease upon notice to the defaulting party. For the avoidance of doubt, Lessor’s failure to perform any of the services for any reason other than force majeure will be deemed a breach of this Lease to which subsection (a) of this Section 23 applies.

     DATED this 23rd day of January, 2007.

LESSOR MONT BELVIEU CAVERNS, LLC
BY:	/s/ Gil H. Radtke
Gil H. Radtke
Senior Vice President and Chief Operating Officer

LESSEE ENTERPRISE PRODUCTS OPERATING L.P.
By:	Enterprise Products OLPGP, Inc., its general
partner

By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial Officer

EXHIBIT “A”

TEST PARAMETERS	SPECIFICATIONS	TEST METHODS
Propylene	99.5 Wt. % Min.	D2163
Propane	0.45 Wt. % Max.	D2163
Ethane	500 Wt. PPM Max.	D2163
Ethylene	10 Wt. PPM Max.	D2712
Iso Butanes	15 Wt. PPM Max.	D2712
N-butane	+IC-4 Wt. PPM Max.	D2712
Butadiene	1 Wt. PPMD	D2712
Butylenes	1 Wt. PPM Max	D2712
Methyl Acetylene	1 Wt. PPM Max	D2712
Propadiene	+M.A.Wt. 1 PPM Max.	D2712
Acetylene	+M.A. Wt. 1 PPM Max.
Hydrogen	1 Wt. PPM Max
Oxygen	5 Wt. PPM Max.	D2504
Carbon Monoxide	1 Wt. PPM Max.	D2504
Carbon Dioxide	1 Wt. PPM Max.	D2504
Carbonyl Sulfide	.03 Wt. PPM Max	(Note 1)
Total Sulfur	1 Wt. PPM Max.	(Note 2)
Arsines	0.1 Wt. PPM Max.	(Note 3)
Water	l0 Wt. PPM Max.	(Note 4)
Methanol	5 Wt. PPM Max.	(Note 5)
Ammonia	.2 Wt. ppm max
C5+	10 Wt. PPM Max
Total Oxygenates	Wt PPM Max
Copper Strip Corrosion	#1 Max
POLYMERGRADE PROPYLENE
NOTES ON TEST METHODS: Method numbers listed above, beginning with the letter “D” are American Society for Testing and Materials (ASTM) Standard Test Procedures. The most recent year revision for the procedures will be used.
At present, standard (ASTM) test procedures do not exist for the determination of carbonyl sulfide (COS), sulfur, arsine, water and methanol in propylene.
(1)	For COS, use UOP Method 212-77, a potentiometric titration procedure. Alternatively, a gaschromatograph with a flame photometric detector (for sulfur compounds) can be used.

(2)	For sulfur analysis use D3246, D4045. Alternatively, oxidation/ultraviolet fluorescence detection can be used.

(3)	For arsine, use UOP Method 834-82 a charcoal absorption/atomic absorption spectrophotometric method. Alternatively, arsine can be extracted from the propylene with a solution of silver diethyldithiocarbamate in pyridine and analyzed by ultraviolet-visible spectrophotometry.

(4)	Water content should be determined by LPG adapted Karl Fischer titration or Panametrics electrode method.

(5)	Methanol content should be determined by water extraction/gas chromatography

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EXHIBIT “B”
(A)	For the first twelve (12) months of the Term, Lessee agrees to pay Lessor annual rent in the amount of *** ($***) (the “Base Annual Rent”).

(B)	The Base Annual Rent shall remain in effect through December 31, 2007. Effective January 1, 2008 and for the following twelve (12) months ending December 31, 2008 (a “Lease Year”), and all subsequent Lease Years, the Base Annual Rent shall be revised annually based on a seasonally adjusted implicit price deflator in order to determine a new annual rent known as the “Adjusted Annual Rent.” The Adjusted Annual Rent shall be determined in accordance with the following formula by multiplying the percentage change (rounded to the 4th decimal place) between the Base Index and the Annual Index (as those terms are defined below) by the prior Lease Year’s Annual Rent, For purposes of this Lease, the “Base Index” is the final seasonally adjusted implicit price deflator figure for the calendar year 2005 under the Gross Domestic Product column of the “Implicit Price Deflators for Gross Domestic Product” table (2000=100), and the “Annual Index” is the final seasonally adjusted implicit price deflator figure for the calendar year ending immediately before the Lease Year for which the adjustment is being determined, said figure being in the same column, table and survey as the Base Index.
The Adjusted Annual Rent shall be rounded off to the nearest dollar and shall become effective on the first day of each Lease Year. In no event will the Annual Adjusted Rent ever be less than the Base Annual Rent.
For example, in calculating the Adjusted Annual Rent, which shall apply under this Lease, assume at the time of the first adjustment the Base Index is 113.2 and the Annual Index is 115.2. Under these facts the Adjusted Annual Rent for the 2nd Lease Year would be as follows:
115.2/113.2 = 1.0177 (percentage change)
(1.0177) X ($***) = $*** (Adjusted Annual Rent)

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